Exhibit 99.2

VOTING AGREEMENT

among:

DIPEXIUM PHARMACEUTICALS, INC.,

a Delaware corporation;

PLX PHARMA INC.,

a Delaware corporation; and

the undersigned Stockholder

Dated as of December 22, 2016

TABLE OF CONTENTS

1.	Agreement to Vote Shares	1

2.	Expiration Date	2

3.	Additional Purchases	2

4.	Agreement to Retain Shares	2

5.	Representations and Warranties of Stockholder	3

6.	Irrevocable Proxy	3

7.	No Solicitation	4

8.	Release; No Legal Actions	4

9.	Other Remedies; Specific Performance	5

10.	Directors and Officers	5

11.	No Ownership Interest	6

12.	Termination	6

13.	Further Assurances	6

14.	Disclosure	6

15.	Notice	6

16.	Severability	6

17.	Assignability	7

18.	No Waivers	7

19.	Applicable Law; Jurisdiction	7

20.	Waiver of Jury Trial	7

21.	No Agreement Until Executed	7

22.	Entire Agreement; Counterparts; Exchanges by Facsimile	7

23.	Amendment	8

24.	Definition of Merger Agreement	8

25.	Construction	8

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VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of December 22, 2016, is made by and among Dipexium Pharmaceuticals, Inc., a Delaware corporation (“DPRX”), PLx Pharma Inc., a Delaware corporation (“PLx”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of DPRX.

WHEREAS, DPRX, Dipexium Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of DPRX (“AcquireCo”), and PLx, have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (in the form in effect on the date hereof and attached hereto as Exhibit A or as amended pursuant to Section 24 hereof, the “Merger Agreement”), providing for the merger of AcquireCo with and into PLx (the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of DPRX, AcquireCo and PLx to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, DPRX’s, AcquireCo’s and PLx’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, DPRX and PLx agree as follows:

1.           Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of DPRX or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of DPRX, with respect to approval of the Merger as contemplated by the Merger Agreement and adoption of the Merger Agreement or any DPRX Acquisition Proposal, Stockholder shall:

(a)          appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum; and

(b)          vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger, including without limitation the issuance of the DPRX Shares by virtue of the Merger as contemplated by the Merger Agreement, and (B) the DPRX Charter Amendment; (ii) against any action, proposal, transaction or agreement that, to the knowledge of Stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of DPRX under the Merger Agreement or that would reasonably be expected to result in any of the conditions to DPRX’s, AcquireCo’s or PLx’s obligations under the Merger Agreement not being fulfilled; and (iii) against any DPRX Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.           Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Merger Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.           Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of DPRX that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.           Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, offer, exchange, assign, pledge or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below) on) any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens on) any Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee and transferee shall sign a voting agreement in substantially the form hereof, (b) with respect to such Stockholder’s DPRX Options which expire on or prior to the Expiration Date, transfers, sales, or other dispositions of Shares to DPRX as payment for the (i) exercise price of such Stockholder’s DPRX Options and (ii) taxes applicable to the exercise of such Stockholder’s DPRX Options, (c) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof relating to the transferred Shares, (d) any transfer to another holder of the capital stock of PLx that has signed a voting agreement in substantially the form hereof relating to the transferred Shares, (e) any transfer to a person if, as a condition precedent to the transfer, such person executes and delivers to PLx an agreement containing voting and transfer provisions with respect to the Shares so transferred that are substantially identical in all material respects to those set forth in this Agreement, and (f) as PLx may otherwise agree in writing in its sole discretion.

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5.           Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to DPRX and PLx as follows:

(a)          Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b)          this Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming this Agreement constitutes a valid and binding agreement of PLx and DPRX, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)          except as set forth on Schedule 1, Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(d)          the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

(e)          the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6.           Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint PLx with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, or give consent with respect to, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date. The Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

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7.           No Solicitation. From and after the date hereof until the Expiration Date, Stockholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a DPRX Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a DPRX Acquisition Proposal, (c) furnish to any Person other than PLx any non-public information that could reasonably be expected to be used for the purposes of formulating any DPRX Acquisition Proposal, (d) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a DPRX Acquisition Proposal, or enter into any agreement or agreement in principle requiring DPRX to abandon, terminate or fail to consummate the transactions contemplated hereby, (e) initiate a stockholders’ vote or action by consent of DPRX’s stockholders with respect to a DPRX Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of DPRX that takes any action in support of a DPRX Acquisition Proposal or (g) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of Stockholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

8.           Release; No Legal Actions.

(a)          The undersigned Stockholder acknowledges that the release of certain claims by stockholders of DPRX against PLx, DPRX, AcquireCo and their respective affiliates constitutes a material inducement for the completion of the transactions contemplated by the Merger Agreement and that PLx, DPRX and AcquireCo would not enter into the Merger Agreement without being released from such claims by the undersigned Stockholder. The undersigned Stockholder, and, to the extent within the undersigned’s control, each of the undersigned’s equity holders and each of their respective subsidiaries, affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns (each, a “Releasor”), hereby completely releases, acquits and forever discharges, to the fullest extent permitted by law, PLx, DPRX, AcquireCo, the Surviving Company and their respective affiliates and each of their respective current, former and future officers, directors, employees, agents, advisors, successors and assigns (each, a “Releasee”), from any and all losses, liabilities, suits, actions, debts or rights, whether fixed or contingent, known or unknown, matured or unmatured, arising out of, relating to, or in any manner connected with any facts, events or circumstances, or any actions taken, at or prior to the Merger Effective Time that any Releasor ever had or now has against the Releasees (“Released Matters”), excluding any rights of the Releasor under the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall release PLx or any of its Affiliates of obligations to the undersigned Stockholder with respect to (A) any employment or consulting agreement, (B) any other employment-related obligations of PLx or any of its Affiliates, (C) vested retirement benefits, (D) any rights that cannot be waived as a matter of law, (E) any indemnification obligations to the undersigned Stockholder under PLx’s or any of its Affiliates’ bylaws, certificate of incorporation, or other organizational documents, or under Delaware law or otherwise, or (F) any rights relating to the undersigned’s relationship with PLx or any of its Affiliates (other than as a stockholder). The undersigned hereby waives the provisions of section 1542 of the California Civil Code, or any successor thereto, which currently states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Effective as of the Merger Effective Time, the undersigned Stockholder shall not, and, to the extent within the undersigned’s control, shall not cause or permit its equity holders or any of their respective Subsidiaries, Affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns, to assert any claims against the Releasees in respect of any Released Matters. The undersigned Stockholder acknowledges that it would be difficult to fully compensate DPRX or any of its Affiliates (including the Surviving Company) for damages resulting from any breach by him/her/it of the provisions of this release. Accordingly, in the event of any actual or threatened breach of such provisions, DPRX and its Affiliates (including the Surviving Company) shall (in addition to any other remedies which it may have) be entitled to seek temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same. The undersigned Stockholder further acknowledges that this release constitutes a material inducement to DPRX to complete the transactions contemplated by the Merger Agreement and DPRX will be relying on the enforceability of this release in completing such transactions contemplated by the Merger Agreement.

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(b)          The Stockholder will not in his, her or its capacity as a stockholder of DPRX bring, commence, institute, maintain, prosecute or voluntarily aid any legal proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this agreement by the Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the DPRX Board of Directors, constitutes a breach of any fiduciary duty of the DPRX Board of Directors or any member thereof.

9.           Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

10.          Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of DPRX and/or holder of options to purchase DPRX Shares and not in such Stockholder’s capacity as a director, officer or employee of DPRX or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) prohibit, limit, prevent, preclude or restrict a director and/or officer of DPRX in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of DPRX or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of DPRX or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

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11.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in PLx any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and PLx does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of DPRX or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

12.          Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability for any intentional breach of any obligation or other provision contained in this Agreement.

13.          Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as PLx or DPRX may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

14.          Disclosure. Stockholder hereby agrees that DPRX and PLx may publish and disclose in the Joint Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Joint Proxy Statement or prospectus or in any other filing made by DPRX or PLx as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger.

15.          Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to PLx or DPRX, as the case may be, in accordance with Section 9.1 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16.          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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17.          Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.          No Waivers. Except as set forth in Section 23, no waivers of any breach of this Agreement extended by PLx or DPRX to Stockholder shall be construed as a waiver of any rights or remedies of PLx or DPRX, as applicable, with respect to any other stockholder of DPRX who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of DPRX. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19.          Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

20.          Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21.          No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until

(a) the DPRX Board of Directors has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the DPRX certificate of incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22.          Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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23.          Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

24.          Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Equity Exchange Ratio in a manner adverse to Stockholder, or (b) have been agreed to in writing by Stockholder.

25.          Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written.

STOCKHOLDER

By:	/s/ Robert J. DeLuccia

Name: Robert J . DeLuccia

Title: Trustee

[Signature Page to Voting Agreement]

EXECUTED as of the date first above written.

DIPEXIUM PHARMACEUTICALS, INC.

By:	/s/ David P. Luci

Name: David P. Luci

Title: President and Chief Executive Officer

PLX PHARMA INC.

By:	/s/ Natasha Giordano

Name: Natasha Giordano

Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

SCHEDULE 1

Name and Address of Stockholder	Shares	Options
ROBERT J. DELUCCIA 2016 ANNUITY TRUST, DATED SEPTEMBER 16, 2016, ROBERT J. DELUCCIA, TRUSTEE	500,000	0